Exhibit 99.1

Contacts:
Steve Moore	Darby Dye	Manfred Mueller
Chief Financial Officer	Investor Relations–US	Investor Relations–Europe
510 360 2300	510 360 2302	+49 89 9595 5140
smoore@scmmicro.com	ddye@scmmicro.com	mmueller@scmmicro.de

SCM MICROSYSTEMS ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS

Fremont, CA – February 8, 2006 – SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced preliminary financial results for its fiscal fourth quarter ended December  31, 2005.

          While SCM and its auditors have not yet completed their review of the company’s results for the quarter, based on its preliminary review, the company expects revenues for the fiscal fourth quarter ended December 31, 2005 to be between $14.2 million and $14.4 million, which is above the guidance previously given by the company of $10 million to $13 million. Gross margin is expected to be at the low end of previously published guidance of 38% to 41%. Within these ranges, SCM continues to expect to record an operating loss for the fourth quarter of 2005. Cash and cash equivalents as of the end of the fourth quarter are expected to be $32.4 million, down $3.3 million from the previous quarter end. Cash outlays during the fourth quarter included a significant payment and associated fees related to the previously announced settlement of a claim by DVDCre8, Inc.

          Robert Schneider, chief executive officer, commented, “SCM benefited in the fourth quarter from strong orders of digital pay-TV decryption modules for the South Korean cable market, which is transitioning from analog to digital broadcast technology. To date, the ramp up of this market has proven to be smoother than we had expected and the level of orders received during the quarter was higher than anticipated.”

          SCM will report final financial results for its fourth quarter and fiscal year 2005 after the filing of its Annual Report on Form 10-K with the United States Securities and Exchange Commission, which the Company is targeting to complete on or around March  16, 2006.

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About SCM Microsystems

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells its smart card reader technology for PC, network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our statements regarding our expectations for revenues, gross margin, operating performance and cash position in the fourth quarter of 2005 and for revenues, gross margin and operating performance in the first quarter of 2006. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated herein.  Our actual financial results may not meet expectations.  For a discussion of risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, both filed with the U.S. Securities and Exchange Commission.

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